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                                                                    EXHIBIT 4.1

           RULES OF THE OMNI INDUSTRIES EMPLOYEES' SHARE OPTION SCHEME

1.       NAME OF THE SCHEME

         The Scheme shall be called the "Omni Industries Employees' Share Option Scheme".

2.       OBJECTIVES OF THE SCHEME

         The Scheme is principally a share incentive scheme. The objective of the Scheme is to provide an opportunity for selected employees of the Group of the rank of Officer (or its equivalent) and above and Executive Directors to participate in the equity of the Company.

3.       DEFINITIONS

3.1 In this Scheme, unless the context otherwise requires, the following words and expressions shall have the following meanings:

                  "Act"                           :   The Companies Act (Chapter 50) of Singapore, as amended or modified from time to time

                 "Adoption Date"                  :   The date on which this Scheme is adopted by the Company in general meeting

                  "Aggregate Subscription Cost"   :   The total amount payable for Shares which may be acquired on the exercise of an Option

                  "Auditors"                      :   The auditors of the Company for the time being

                  "Board"                         :   The Board of Directors of the Company for the time being

                  "CDP"                           :   The Central Depository (Pte) Limited

                  "Committee"                     :   A committee comprising Directors who are not Participants, for the time being duly authorised and appointed by the Board to administer the Scheme.

                  "Company" or "Omni Industries"  :   Omni Industries Limited

                  "Date of Grant"                 :   The date on which an Option is granted pursuant to Rule 5

                  "Director"                      :   A director of the Company for the time being

                  "Employee"                      :   A full-time confirmed employee of the Group selected by the
                                                      Committee to participate in the Scheme in accordance with
                                                      Rule 5

                  "Executive Director"            :   A Director who is a full-time employee and who performs an executive function

                  "Group"                         :   The Company and its Subsidiaries

                  "Market Day"                    :   A day on which SES is open for trading in securities

                  "Members"                       :   The registered holders of the Shares or in the case of
                                                      Depositors, Depositors who have Shares entered against their names in the Depository Register

                  "Option"                        :   The right to subscribe for Shares granted or to be granted pursuant to the Scheme

                  "Option Period"                 :   Subject as provided in Rule 8, the period commencing on the date immediately after the first anniversary of the Date of
                                                      Grant and ending on the date immediately before the fifth
                                                      anniversary of the relevant Date of Grant

                  "Participant"                   :   The holder of an Option

                  "Record Date"                   :   The date, at the close of business, on which Members must be registered in order to participate in any dividends, rights, allotments or other distributions

                  "SES"                           :   The Stock Exchange of Singapore Limited

                  "Scheme"                        :   The Omni Industries Employees' Share Option Scheme, as amended from time to time

                  "Scheme Shares"                 :   Shares to be issued under the Scheme

                  "Shares"                        :   Ordinary shares of $0.10 each in the capital of the Company

                  "Subscription Price"            :   The price at which a Participant shall subscribe for each
                                                      Scheme Share upon the exercise of an Option as determined in accordance with Rule 7

                  "Subsidiary"                    :   A company which is for the time being a subsidiary of the
                                                      Company as defined in Section 5 of the Act

                  "Trading Day"                   :   A day on which Shares are traded on SES

                  "$" and "cents"                 :   Singapore dollars and cents, respectively

                  "%" or "per cent"               :   Per centum

     3.2 The terms "Depositor", "Depository Register" and "Depository Agent" shall have the meaning ascribed to them respectively in Section 130A of the Act.

     3.3 Words importing the singular shall, where applicable, include the plural and VICE VERSA and words importing the masculine gender shall, where applicable, include the feminine and neuter genders.

     3.4 Any reference in this Scheme to any enactment is a reference to that enactment as for the time being amended or re-enacted. Any word defined under the Act or any statutory modification thereof and used in the Scheme shall have the meaning assigned to it under the Act.

     3.5 Any reference to a time of day in the Scheme shall be a reference to Singapore time.

4.   ADMINISTRATION OF THE SCHEME

     4.1 The Scheme shall be administered by the Committee in its absolute discretion with such powers and duties as are conferred on it by the Board.

     4.2 The Committee shall have the power, from time to time, to make and vary such regulations (not being inconsistent with the Scheme) for the implementation and administration of the Scheme as it deems fit.

     4.3 Any decision of the Committee, made pursuant to any provision of the Scheme (other than a matter to be certified by the Auditors), shall be final and binding (including any decision pertaining to disputes as to interpretation of the Scheme or any rule, regulation, procedure thereunder or as to any rights under the Scheme).

5.   GRANT AND ACCEPTANCE OF OPTIONS

     5.1 The following persons who must be at least twenty-one (21) years of age shall be eligible to participate in the Scheme at the discretion of the Committee. The person must:

          (i) be a confirmed full-time employee of the Group of the rank of Officer (or its equivalent) and above; and

          (ii) who is not a substantial shareholder of the Company as defined in the Act.

     5.2 Executive Directors shall be eligible to participate in the Scheme if they meet the criteria in paragraph 5.1 and the grant of Option and related allotment and issue of Shares to them shall be specifically approved by shareholders of the Company in general meeting.

     5.3 Employees who are selected to participate in the Scheme shall not be eligible to participate in any other share option scheme implemented by the Group.

     5.4 Employees shall always participate in the option scheme of the company in which they are principally employed unless that company has not implemented such a scheme. In the event that the Company's Subsidiary implements a share option scheme, an

          Employee who is principally employed by that subsidiary shall no longer be entitled to participate in the Scheme, and shall not be granted any further options under the Scheme; provided, however, that any Options which have already been granted to such Employee shall continue to be exercisable in accordance with the terms of the Scheme.

     5.5 Subject to Rule 12, the Committee may grant Options to such Employee as it may select in its absolute discretion at any time within the period of forty-two (42) days commencing after the fifth Market Day following the date of announcement of the Company's interim results or final results. In the event that an announcement on any matter of an exceptional nature involving unpublished price-sensitive information is made during the aforesaid forty-two
          (42) day period, Options may only be granted after the fifth Market Day from the date on which the aforesaid announcement is released. The aforesaid forty-two (42) day period may be extended with the approval of SES.

     5.6 The Letter of Offer to grant the Option to an Employee shall be in or substantially in the form set out in Appendix I (subject to such modifications as the Committee may from time to time determine).

     5.7 The grant of an Option to an Employee under Rule 5, if accepted by the Employee, shall be accepted by the Employee within thirty (30) days and in no event later than 5.00 p.m. on the thirtieth day from such Date of Grant by completing, signing and returning the Acceptance Form in or substantially in the form set out in Appendix II (subject to any modification as the Committee may from time to time determine), accompanied by a remittance of $1.00 as consideration. Such remittance shall in no circumstance be refundable.

     5.8 The Employee may accept or refuse the whole or part of the offer. If only part of the offer is accepted, the Employee shall accept the offer in multiples of 1,000 Scheme Shares.

     5.9 The Employee is eligible to participate in the Scheme on the date of receipt of the Acceptance Form by the Committee. The Committee shall within fifteen (15) Market Days of receipt of the Acceptance Form and consideration acknowledge receipt of the same.

     5.10 If the grant of an Option is not accepted in the manner provided in Rule 5.7, 5.8 and 5.9 such offer shall upon the expiry of the thirty (30) day period automatically lapse and shall be null and void and of no effect.

     5.11 In the event that a grant of an Option results in contravention of any applicable laws or regulations, such grant shall be null and void and of no effect and the relevant Participant shall have no claim whatsoever against the Company.

6.  MAXIMUM ENTITLEMENT

     6.1 Subject to such adjustment pursuant to Rule 11, the number of Shares which may be offered to an Employee in accordance with the Scheme shall be determined at the discretion of the Committee who shall take into account criteria such as rank, seniority, length of service, performance and potential for future development of the Employee and the performance of the Company.

          And provided always that, subject to such adjustments as may be made pursuant to Rule 11 of the Scheme:

          (i) the maximum entitlement of any Employee shall not exceed twenty-five (25) per cent of the total number of Scheme Shares which may be issued by the Company (including any Scheme Shares which may be issued pursuant to adjustments, if any, under Rule 11) pursuant to the exercise of Options under the Scheme; and

          (ii) not more than fifty (50) per cent of the total number of Scheme Shares may be offered in aggregate to Executive Directors, chief executive officers, senior general managers and officers of equivalent rank.

     6.2 In any one financial year whilst the Scheme is in force, the Committee may grant Options in respect of up to ten (10) per cent of the maximum size of the Scheme as at the day preceding the Date of Grant, provided that if the Committee grants Options in respect of less than ten (10) per cent of the maximum number of Scheme Shares over which Options could be granted by the Committee in that financial year, the balance of the Scheme Shares over which Options could be granted in that financial year, shall be carried forward and added to the number of Scheme Shares over which Options may be granted in the following financial year(s).

7.   SUBSCRIPTION PRICE

          Subject to any adjustment pursuant to Rule 11, the Subscription Price for each Scheme Share shall be the average of the last dealt prices for the Shares, as determined by reference to the daily financial news published by SES for the three (3) consecutive Trading Days immediately preceding the Date of Grant or the nominal value of the Shares, whichever is higher.

8.   RIGHTS TO EXERCISE OPTIONS

     8.1 The offer of the Option shall be personal to the Employee to whom it is granted and any Option granted and accepted by the Employee under the Scheme shall not be transferred, charged, assigned, pledged or otherwise disposed of or encumbered in whole or in part unless approved by the Committee, but may be exercised by the Employee's duly appointed personal representatives as provided in Rule 8 in the event of the death of the Employee. Any breach of the foregoing shall entitle the Company to cancel any outstanding Option or part thereof granted to such Employee.

     8.2 Subject as provided in Rules 8, 9 and 10, an Option shall be exercisable, in whole or in part (provided that an Option may be exercised in part only in respect of 1,000 Scheme Shares or any multiple thereof), in accordance with the terms and conditions of this Scheme, at any time during the option period in the following manner:

          (i) in relation to a Participant who has been in the service of the Group for less than twelve (12) months as at the Date of Grant of the Option, the Participant may exercise the Option from time to time after the second but before the third anniversary of the Date of Grant of the Option, in respect of Scheme Shares constituting up to but not more than forty (40) per cent of all Scheme Shares comprised in that Option. On or after the third but before the fourth anniversary of the Date of Grant of the Option, the Participant may exercise the Option from time to time in respect of Scheme Shares constituting up to but not more than twenty (20) per cent of all Scheme Shares comprised in that Option. On or after the fourth anniversary of the Date of Grant of the Option, the Participant may exercise the Option from time to time in respect of Scheme Shares constituting the balance of the Scheme Shares comprised in that Option; and

          (ii) in relation to a Participant who has been in the service of the Group for twelve (12) months or more as at the Date of Grant of the Option, the Participant may exercise the Option from time to time after the first but before the second anniversary of the Date of Grant of the Option, in respect of Scheme Shares constituting up to but not more than forty (40) per cent of all the Scheme Shares comprised in that Option. On or after the second but before the third anniversary of the Date of Grant of the Option, the Participant may exercise the Option from time to time in respect of Scheme Shares constituting up to but not more than twenty (20) per cent of all the Scheme Shares comprised in that Option. On or after the third but before the fourth anniversary of the Date of Grant of the Option, the Participant may exercise the Option from time to time in respect of Scheme Shares constituting up to but not more than twenty (20) per cent of all the Scheme Shares comprised in that Option. On or after the fourth anniversary of the Date of Grant of the Option, the Participant may exercise the Option from time to time in respect of Scheme Shares constituting the balance of the Scheme Shares comprised in that Option.

     8.3 An Option shall, to the extent unexercised, immediately lapse without any claim against the Company:

          (i) subject to the Rules 8.4, 8.5 and 8.6 upon the Participant ceasing to be in full-time employment of the Group or upon termination of the Participant's contract of services for any reason whatsoever; or

          (ii) upon bankruptcy of the Participant or the happening of any other event which results in his being deprived of the legal or beneficial ownership of such Option; or

         (iii) in the event of gross misconduct on the part of the Participant as determined by the Committee in its discretion.

          For the purpose of Rule 8.3(i), a Participant shall be deemed to have ceased to be so employed as of the date notice of termination of employment is tendered by or given to him, unless such notice shall be withdrawn prior to its effective date.

     8.4 If a Participant ceases to be employed by the Group by reason of ill-health, injury, disability (in each case evidenced to the satisfaction of the Committee), redundancy, retirement or for any other reason approved in writing by the Committee, he may, at the absolute discretion of the Committee, exercise any unexercised Option within the period of six (6) months after the date of such cessation of employment or before the fifth anniversary of the Date of Grant, whichever is earlier, or such other period as approved by the Committee in writing. Upon the expiry of such period, the Option shall lapse.

     8.5 If a Participant ceases to be employed by the Company or its Subsidiaries by reason of the company by which he is principally employed ceasing to be a member of the Group or the undertaking or part of the undertaking of such company being transferred otherwise than to another company within the Group or for any other reason whatsoever, provided the Committee gives its consent in writing, he may, at the discretion of the Committee, exercise any unexercised Option(s) during the period provided in Rule 8.2

     8.6 If a Participant dies and at the date of his death holds any unexercised Option, such Option may, at the absolute discretion of the Committee, be exercised by the duly appointed legal personal representatives of the Participant within the period of twelve (12) months after his death or before the fifth anniversary of the Date of Grant, whichever is earlier, or such other period as approved by the Committee in writing provided always that the Option shall be exercisable only after the first anniversary of the Date of Grant of that Option. Upon expiry of such period, the Option shall lapse.

9.   EXERCISE OF OPTIONS, ALLOTMENT AND LISTING OF SHARES

     9.1 Subject to rule 8, an Option may be exercised, by a Participant giving notice in writing to the Company, in the form or substantially in the form set out in Appendix III (subject to such modifications as the Committee may from time to time determine). Such notice must be accompanied by full payment of the Aggregate Subscription Cost, the relevant CDP charges and any other documentation the Committee may require. All payments pursuant to this clause shall be made in cash or by cheque, cashiers order, bank draft or postal order made out in favour of the Company. An Option shall be deemed to be exercised upon the receipt by the Company of the said notice duly completed and full payment of the Aggregate Subscription Cost, the relevant CDP charges and any other documentation as the Committee may require.

     9.2 In the event of an Option, being exercised in part only, the balance of the Option not thereby exercised shall continue to be exercisable in accordance with Rule 8 and the provisions of Rule 10 until such time as it shall lapse in accordance with the provisions of this Scheme.

     9.3 The exercise of an Option (including the time and manner of such exercise) shall be subject to and carried out in accordance with any guidelines that may from time to time be prescribed by the Committee. The Company further reserves the right to treat any exercise as invalid where it has reason to believe that such exercise would or may infringe any applicable guidelines of SES.

     9.4 The Company shall, as soon as practicable after the exercise of an Option, allot and issue the relevant Scheme Shares to the Participant and shall apply to SES and any other stock exchanges on which the Shares are quoted, for permission to deal in and for quotation of such Scheme Shares. Subject to such consents or other required action of any competent authority under regulations or enactments for the time being in force as may be necessary and subject to compliance with the Rules of the Scheme, the Scheme Shares shall be allotted and issued to a Participant not more than ten (10) Market Days after the exercise of the Option and within five (5) Market Days from the date of such allotment, the Company shall issue and despatch to CDP and share certificates in respect thereof by ordinary post or such other mode as the Committee may deem fit.

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     9.5  Scheme Shares which are allotted on the exercise of an Option by a
          Participant shall be issued in the name of CDP or its nominees, as the case may be, and shall be credited to the Participant's securities account with CDP or sub-account maintained with a Depository Agent, as the case may be.

    9.6 The Scheme Shares issued on the exercise of an Option shall be subject to all provisions of the Articles of Association of the Company, and shall rank in full for all entitlements including dividends or other distributions declared or recommended in respect of the then existing issued Shares, the Record Date for which is on or after the date upon which such exercise occurred, and shall in all other respects rank pari passu with other Shares then in issue.

     9.7 The Company shall keep available sufficient unissued Shares to satisfy the exercise in full of all Options for the time being remaining capable of being exercised.

10.  TAKE-OVER AND WINDING UP OF THE COMPANY

     10.1 In the event of a take-over offer being made for the Shares of the Company, Participants (including Participants holding Options which are not then exercisable pursuant to the provisions of Rule 8.2) holding Options as yet unexercised shall, subject to Rule 10.5 be entitled to exercise such Options in full or in part in the period commencing on the date on which such offer is made or, if such offer is conditional, the date on which the offer becomes or is declared unconditional, as the case may be, and ending on the earlier of:

          (i) the expiry of six (6) calendar months thereafter (unless prior to the expiry of such six (6) month period, at the recommendation of the offeror and with the approvals of the Committee and SES, such expiry date is extended to a later date (being a date falling not later than the date of expiry of the Option Period relating thereto)); or

          (ii) the date of the expiry of the Option Period relating thereto, whereupon any Option then remaining unexercised shall lapse and be null and void.

          Provided always that if during such period the offeror becomes entitled or bound to exercise the rights of compulsory acquisition of the Shares under Section 215 of the Act and, being entitled to do so, gives notice to the Participants that it intends to exercise such rights on a specified date, the Option shall remain exercisable until the specified date or the expiry of the Option Period relating thereto, whichever is earlier. Any Option not so exercised by the said specified date shall lapse provided that the rights of acquisition or obligations to acquire stated in the notice shall have been exercised or performed, as the case may be.

     10.2 If under the Act, the Court sanctions a compromise or arrangement, proposed for the purposes of, or in connection with, a scheme for the reconstruction of the Company or its amalgamation with another company or companies, each Participant shall be entitled, subject to Rule 8.3 and Rule 10.5, to exercise any Option then held by him during the period commencing on the date upon which the compromise or arrangement is sanctioned by the Court and ending either on the expiry of sixty (60) days thereafter or the date upon which the compromise or arrangement, as the case may be, becomes effective, whichever is the later (but not after the expiry of the Option Period relating thereto), whereupon any unexercised Options shall lapse and become null and void.

     10.3 In the event of a members' voluntary winding-up of the Company (other than for the purposes of amalgamation or reconstruction), the Participants shall, notwithstanding that the resolution in respect of such winding-up is passed prior to the commencement of the Option Period relating to any of the Options of any Participant, subject to Rule 10.5, be entitled within thirty (30) days of the passing of the resolution of such winding-up (but not after the expiry of the Option Period relating thereto) to exercise in full any unexercised Options, after which such unexercised Options shall lapse and become null and void.

     10.4 If an order or an effective resolution is passed for the winding-up of the Company on the basis of its insolvency, all Options, to the extent unexercised, shall lapse and become null and void.

     10.5 If in connection with the making of a general offer referred to in Rule 10.1 or the scheme referred to in Rule 10.2 or the winding-up referred in Rule 10.3 and 10.4, arrangements are made (which are confirmed in writing by the Auditors, acting only as experts and not as arbitrators, to be fair and reasonable) for the compensation of Participants, whether by the continuation of their Options or the payment of cash or the grant of other options or otherwise, a Participant holding an Option, which is not then exercisable, may not, except at the discretion of the Committee, be permitted to exercise that Option as provided for in Rule 10.

     10.6 To the extent that an Option is not exercised within the periods referred to in Rule 7, it shall, subject to Rule 8, lapse and become null and void.

11.  VARIATION OF CAPITAL

     11.1 If a variation in the issued share capital of the Company (whether by way of a capitalisation or rights issue, reduction, sub-division, consolidation or distribution of Shares) shall take place then:

          (i)  the Subscription Price for the Scheme Shares; and/or

          (ii) the nominal value, class and/or number of Scheme Shares comprised in an Option to the extent unexercised and the rights attached thereto; and/or

         (iii) the nominal value, class and/or number of Scheme Shares over which additional Options may be granted to the Participant;

          shall be adjusted in such manner as the Committee may determine to be appropriate and upon the written confirmation of the Auditors (acting only as experts and not as arbitrators), except in relation to a capitalisation issue, that in their opinion, such adjustment is fair and reasonable.

          For this purpose, any issue of Options by the Company to subscribe for new Shares in the capital of the Company at less than the price as ascertained by reference to Rule 7 shall be deemed to amount to a variation in the issued share capital of the Company.

     11.2 Notwithstanding the provisions of Rule 11.1 no such adjustment shall be made:

          (i) if as a result, the Subscription Price shall fall below the nominal amount of a Share and if such adjustment would but for this paragraph result in the Subscription Price being less than the nominal amount of a Share, the Subscription Price payable shall be the nominal amount of a Share;

          (ii) if as a result, the number of shares which a Participant shall be entitled to subscribe for pursuant to the exercise of Options granted to him shall be reduced; and

         (iii) unless the Committee after considering all relevant circumstances, considers it equitable to do so.

     11.3 The issue of securities as consideration for an acquisition or a private placement of securities will not be regarded as a circumstance requiring adjustment.

     11.4 The restriction on the number of Scheme Shares to be offered to any Employee, under Rule 6.1 shall not apply to the number of additional Scheme Shares or Options over additional Scheme Shares issued by virtue of any adjustment to the number of Scheme Shares and/or Options pursuant to Rule 11.

     11.5 Upon any adjustment made pursuant to Rule 11, the Company shall notify each Participant (or his duly appointed personal representatives) a statement setting forth the Subscription Price thereafter in effect and the nominal value, class and/or number of Scheme Shares thereafter to be issued on the exercise of the Option. Any adjustment shall take effect upon such written notification being despatched.

12. LIMITATIONS ON SIZE OF THE SCHEME

          The aggregate number of Scheme Shares over which the Committee may grant Options on any date, when added to the number of Shares issued and issuable in respect of all Options granted under this Scheme, shall not exceed fifteen (15) per cent of the issued share capital of the Company on the day preceding that date.

13. DURATION OF THE SCHEME

     13.1 The Scheme shall continue to be in force at the discretion of the Committee, subject to the maximum period of ten (10) years commencing on the Adoption Date, provided always that the Scheme may continue beyond the above stipulated period with the approval of the Company's shareholders by resolution in general meeting and of any relevant authorities which may then be required.

     13.2 The Scheme may be terminated at any time by the Committee or by resolution of the Company in general meeting subject to all other relevant approvals which may be required and if the Scheme is so terminated no further Options shall be offered by the Company hereunder but the provisions of the Scheme shall in relation to the Options then subsisting continue in full force and effect.

     13.3 The termination or discontinuance or expiry of the Scheme shall be without prejudice to the rights accruing to Options which have been granted and accepted as provided in Rule 5, whether such Options have been exercised (whether fully or partially) or not.

     13.4 Every Option shall be subject to the condition that no Shares shall be issued pursuant to the exercise of an Option if such issue would be contrary to any law or enactment, or any rules or regulation of any legislative or non-legislative governing body for the time being in force in Singapore or any other relevant country.

14.  ALTERATION OF THE SCHEME

     14.1 The Scheme may be modified and/or altered in any respect at any time and from time to time by resolution of the Committee except that:

          (a) no modification or alteration shall alter adversely the rights attaching to any Options granted prior to such modification or alteration except with the consent in writing of such number of Participants who, if they exercised their Options in full, would thereby become entitled to not less than three-quarters (3/4) in nominal value of all the Scheme Shares which would be allotted and issued upon exercise in full of all outstanding Options;

          (b) the definitions of "Committee", "Employee" "Option Period", "Participant" and "Subscription Price" and the provisions of Rules 5.1 to 5.5, 5.7 to 5.9, 6.1, 7, 8, 9.6, 12 and this Rule
               14, shall not be altered to the advantage of Participants except with the sanction of the Members in general meeting; and

          (c) no alteration or amendment shall be made without the prior approval of SES and such other regulatory authorities as may be necessary.

     14.2 Notwithstanding anything to the contrary contained in Rule 14.1, the Committee may at any time by resolution (and without other formality, save for the prior approval of SES if necessary) amend or alter the Scheme in any way to the extent necessary to cause the Scheme to comply with any statutory provision or the regulations of any regulatory or other relevant authority or body (including SES).

     14.3 The Committee shall from time to time review the terms of the Scheme in view of changes (if any) to the guidelines, statutory provisions or regulations of any regulatory or other relevant authority or body (including SES) and notwithstanding anything to the contrary contained in Rule 14.1, the Committee may at any time by resolution (and without other formality, save for the prior approval of SES) amend or alter the Scheme as it deems fit based on the findings of its review, save that amendments or alterations adversely affecting the rights of Members shall not be allowed except with the sanction of the Shareholders in general meeting.

     14.4 Written notice of any modification or alteration made in accordance with this Rule shall be given to all Participants.

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15.  DISPUTES

     Any dispute arising in connection with the Scheme (whether as to the number of Shares the subject of an Option, the amount of the Subscription Price or otherwise) shall be referred to the decision of the Committee and its decision shall be final and binding in all respects.

16.  TERMS OF EMPLOYMENT UNAFFECTED

     The terms of employment of a Participant shall not be affected by his participation in the Scheme which shall neither form part of such terms nor entitle him to take into account such participation in calculating any compensation or damages on the termination of his employment for any reason.

17.  DISCLAIMER OF LIABILITY

     Notwithstanding any provisions contained herein and subject to the Act, the Committee and the Company shall not under any circumstances be held liable for any costs, losses, expenses and damages whatsoever and howsoever arising in any event, including but not limited to the Company's delay in issuing and allotting the Scheme Shares or in applying for or procuring the listing of the Scheme Shares on SESDAQ in accordance with Rule 9 and any other stock exchanges on which the Shares are quoted or listed.

18.  TAXES

     All taxes (including income tax) arising from the exercise of any Option under the Scheme shall be borne by the Participants.

19.  COSTS AND EXPENSES OF THE SCHEME

     19.1 Each Participant shall be responsible for all the fees of CDP relating to or in connection with the issue and allotment of any Scheme Shares in CDP's name, the deposit of share certificate(s) with CDP, the Participant's securities account with CDP, or the Participant's securities sub-account with CDP Depository Agent (collectively, the "CDP charges").

     19.2 Save for the taxes referred to in Rule 18 and the fees referred to in Rule 19.1, all fees, costs and expenses incurred by the Company in relation to the Scheme including but not limited to the fees, costs and expenses relating to the issue and allotment of the Scheme Shares of the Company pursuant to the exercise of any Option shall be borne by the Company.

20.  NOTICES

     20.1 Any notice required to be given by a Participant to the Company shall be sent or made to the registered office of the Company or such other address as may be notified by the Company to him in writing.

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     20.2 Participants shall be entitled to receive copies of all notices, reports and accounts of the Company sent to shareholders of the Company. Such notices or documents required to be given to the Participant shall be delivered to him by hand or sent to him at his home address according to the records of the Company and if sent by post, shall be deemed to have been given on the day following the date of posting.

     20.3 Any notice or other communication served by post:

          (a) by the Company shall be deemed to have been received twenty-four (24) hours after the same was put in the post properly addressed and stamped; and

          (b) by the Participant shall be deemed to have been received when the same is delivered to the Company at its registered office.

21.  GOVERNING LAW

     The Scheme shall be governed by, and construed in accordance with, the laws of the Republic of Singapore. The Participants, by accepting the Options in accordance with the Scheme, and the Company irrevocably agree to submit to the exclusive jurisdiction of the Courts of the Republic of Singapore.

22.  MISCELLANEOUS

     22.1 The Scheme shall not confer on any person any legal or equitable rights (other than those constituting the Options themselves) against the Company directly or indirectly or give rise to any cause of action at law or in equity against the Company.

     22.2 A Participant shall be responsible for obtaining any governmental or other official consent that may be required by any country or jurisdiction in order to permit the grant or exercise of the Option. The Company shall not be responsible for any failure by a Participant to obtain any such consent or for any tax or other liability to which a Participant may become subject as a result of his participation in the Scheme.